Exhibit d(2)(iii)

Revised Schedule A to

Sub-Advisory Agreement between AGIFM and RCM

Fund	Annual Fee Rate (stated as a percentage of the Fund’s average daily net assets)	Effective Date
Allianz RCM Global Water Fund	0.54%	03/31/2008
Allianz RCM Global EcoTrendsSM Fund	0.54%	03/31/2008
Allianz RCM All Horizons Fund	0.60%	07/15/08
Allianz RCM Disciplined Equity Fund	0.40%	07/15/08
Allianz RCM International Opportunities Fund	0.50%	07/15/08
Allianz RCM China Equity Fund	0.715%	06/04/10

[Signature page follows]

Schedule A to RCM Sub-Advisory Agreement

IN WITNESS WHEREOF, ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC and RCM CAPITAL MANAGEMENT LLC have each caused this Schedule A to Sub-Advisory Agreement to be signed in its behalf by its duly authorized representative, on this 4th day of June, 2010.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	Managing Director

RCM CAPITAL MANAGEMENT LLC

By:	/s/ Robert Goldstein
Name:	Robert Goldstein
Title:	CEO

Schedule A to RCM Sub-Advisory Agreement – Signature Page